UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant     ☒
Filed by a Party other than the Registrant     ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ZEBRA TECHNOLOGIES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

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April 15, 2010

Dear Stockholder:

     Please join us for the Zebra Technologies Corporation 2010 Annual Meeting of Stockholders. We will hold the meeting at 10:30 a.m., Central Time, on Thursday, May 20, 2010, at the Hilton Northbrook, 2855 North Milwaukee Avenue, Northbrook, Illinois 60062.

     At this year’s meeting we will elect two directors, consider ratifying the selection of our independent auditors, and report on our business. Our Annual Report to Stockholders for 2009 accompanies these proxy materials.

     By all accounts, 2009 was filled with challenges, as the global economic crisis extended into much of the year. By recognizing the downturn early, we were able to position Zebra for improving performance as business conditions improved. Our financial strength enabled us to maintain investments in those activities that have positioned Zebra for greater stockholder value creation. We completed important strategic initiatives, such as outsourcing printer manufacturing to a third party. Early this year, we also began extending Zebra’s geographic reach by placing more Zebra sales associates in emerging high-growth regions, as well as developing distinctly superior products and solutions to serve more of our customers’ asset tracking and supply chain management needs. These actions, which set Zebra further apart from the competition, were recognized by investors, as our stock price increased 40% in 2009, well above most broad stock market measures.

     Your vote on the matters to be considered at the annual meeting is important, regardless of the size of your holdings. You may vote by marking, dating, signing and returning the enclosed proxy card in the envelope provided. Also, most registered and most beneficial stockholders may vote by toll-free telephone in the U.S. or Canada, or over the Internet by following the instructions on the enclosed proxy card. We urge you to vote your shares as soon as possible. In this way, you can ensure your shares will be represented and voted at the meeting, and you will spare Zebra the expense of a follow-up mailing. Even if you vote before the meeting you may still attend the meeting and vote in person.

Sincerely,

Michael A. Smith	Anders Gustafsson
Chairman	Chief Executive Officer

Zebra Technologies Corporation
475 Half Day Road, Suite 500
Lincolnshire, Illinois 60069
(847) 634-6700

Notice of Annual Meeting of Stockholders
To be Held on May 20, 2010

To the Stockholders of Zebra Technologies Corporation:

     The Annual Meeting of Stockholders of Zebra Technologies Corporation will be held at 10:30 a.m., Central Time, on Thursday, May 20, 2010, at the Hilton Northbrook, 2855 North Milwaukee Avenue, Northbrook, Illinois 60062, for the following purposes:

(1)	To elect the two Class II Directors who are named in the proxy statement, with terms to expire in 2013;

(2)	To ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent auditors for 2010; and

(3)	To conduct other business if properly presented.

     Only holders of record of common stock at the close of business on March 30, 2010 are entitled to vote at the meeting.

Jim Kaput
Corporate Secretary

Lincolnshire, Illinois
April 15, 2010

Important Notice Regarding the Availability of
Proxy Materials for the Stockholder Meeting to be
Held on May 20, 2010

Our proxy statement and 2009 Annual Report to
Stockholders are available at:
https://materials.proxyvote.com/989207

General Information

     We are providing these proxy materials to you in connection with the solicitation of proxies by Zebra’s Board of Directors for the 2010 Annual Meeting of Stockholders. We will hold the annual meeting at 10:30 a.m., Central Time, on Thursday, May 20, 2010, at the Hilton Northbrook, 2855 North Milwaukee Avenue, Northbrook, Illinois 60062. For directions to attend the meeting in person, please call the Hilton Northbrook (847-480-7500) or go to http://www1.hilton.com/enUS/hi/hotel/CHINBHF-Hilton-Northbrook-Illinois/index.do.

     We mailed this proxy statement and proxy card to stockholders on or about April 15, 2010.

Voting Information

   Record Date
     You may vote all shares that you owned as of the close of business on March 30, 2010, which is the record date for the annual meeting. On March 30, 2010, we had 57,693,459 shares of Class A common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

   Ownership of Shares
     You may own shares directly in your name as a stockholder of record, which includes shares for which you have certificates. If your shares are registered directly in your name, you are the holder of record of those shares, and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your voting proxy directly to us or to vote in person at the meeting.

     You may also own shares indirectly through a broker, bank or other holder of record, which includes shares in the Zebra Profit Sharing and Savings Plan (the “401(k) Plan”). If you hold your shares indirectly, you hold the shares in “street name” and are a beneficial holder, and your broker, bank or other holder of record sent these proxy materials to you. As a beneficial holder, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form.

   Electronic Access to Proxy Materials and Annual Report
     For holders of record, we are pleased to offer the opportunity to receive stockholder communications electronically. By signing up for electronic delivery of documents such as our annual report and the proxy statement, you can access stockholder communications as soon as they are available without waiting for them to arrive in the mail, and submit your stockholder votes online. Holders of record can also reduce the number of documents in their personal files, eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs. If you are a holder of record and would like to receive stockholder communications electronically in the future, please contact BNY Mellon Shareowner Services at 877-870-2368 or 201-680-6578. Enrollment will be effective until canceled.

     Beneficial holders should refer to the information provided by the broker, bank or other institution that is the holder of record for instructions on how to elect to receive proxy statements and annual reports over the Internet. Most stockholders who hold their stock through a broker, bank or other holder of record and who have electronic access will receive an e-mail message containing the Internet address to use to access our proxy statement and annual report.

   How to Vote
     Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing.

     If you are a holder of record, you may vote your shares in any of the following ways:
  by telephone – If you are located in the U.S. or Canada, you may vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Time, on May 19 2010. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do not need to return your proxy card.
  over the Internet – You may vote your shares via the website http://www.proxyvote.com. You may vote over the Internet 24 hours a day through 11:59 p.m., Eastern Time, May 19, 2010. As with telephone voting, you may confirm that the system has properly recorded your vote. If you vote over the Internet, you do not need to return your proxy card. You may incur costs such as telephone and Internet access charges if you vote over the Internet.

  by mail – You may vote your shares by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.
  in person at the annual meeting – If you choose not to vote by telephone, over the Internet or by mail, you may still attend the meeting and vote in person. If you vote prior to the meeting, you may still attend the meeting and vote in person.
     If you are a beneficial holder, the instructions that accompany your proxy materials will indicate whether you may vote by telephone, over the Internet or by mail. If you wish to attend the meeting and vote in person, you must obtain a proxy, executed in your favor, from your broker or other nominee.

     Our Board has appointed Anders Gustafsson and Jim Kaput to serve as the proxy committee for the meeting. Mr. Gustafsson is a director and the Chief Executive Officer of Zebra. Mr. Kaput is Senior Vice President, General Counsel and Corporate Secretary of Zebra. By giving us your proxy, you are authorizing the proxy committee to vote your shares in the manner you indicate. You may (1) vote “FOR” the election of all of our director nominees, (2) “WITHHOLD AUTHORITY” to vote for all of our director nominees, or (3) vote for the election of less than all of our director nominees and withhold authority to vote for our other nominees. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for 2010.

     All shares that have been properly voted by proxy and not revoked will be voted at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted “FOR”:
  the election of each of our nominees for director; and
  ratification of the appointment of Ernst & Young LLP as our independent auditors for 2010.
     Broker voting rules prohibit brokers from voting on the proposal to elect directors without receiving instructions from holders in street name. In the absence of instructions, shares subject to such “broker non-votes” will not be counted as voted or as present or represented on the proposal.

   Revocation of Proxies
     If you are the holder of record, you may revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, (2) submit a later-dated proxy to our Secretary, (3) provide subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting.

   Shares held under Zebra’s 401(k) Plan
     If you participate in Zebra’s 401(k) Plan, you will receive a proxy card that covers the number of shares that the plan has credited to your account under the 401(k) Plan. To allow sufficient time for the 401(k) Plan trustee to vote, the trustee must receive your voting instructions by 11:59 p.m., Eastern Time, May 17, 2010. If the 401(k) Plan trustee does not receive your instructions by that date, your shares will be voted consistent with the majority of votes received.

   Quorum
     A quorum is necessary to hold a valid meeting of stockholders. If stockholders entitled to cast at least a majority of the shares entitled to vote at the meeting are present in person or by proxy, a quorum will exist. Shares owned by Zebra are not voted and do not count for quorum purposes. To assure the presence of a quorum at the meeting, please vote your shares by toll-free telephone or over the Internet or complete, sign and date our proxy card and return it promptly in the enclosed postage-paid envelope, even if you plan to attend the meeting. Abstentions and broker non-votes are counted toward the establishment of a quorum.

   Vote Required for Proposals
     Directors are elected by a plurality of the votes cast, which means that the two nominees for Class II Directors with the most votes will be elected. As a result, withholding authority to vote for a nominee and non-votes, including broker non-votes, in the election of directors will not affect the outcome of the election of directors. Stockholders may not cumulate their votes in the election of directors.

     Ratification of the appointment of Ernst & Young LLP as independent auditors for 2010 requires the affirmative vote of a majority of the votes cast on that proposal. Under Zebra’s by-laws, abstentions with respect to this proposal will not affect the outcome. Non-votes as to a proposal will not be considered as votes cast on the proposal.

   Cost of Proxy Solicitation
     We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission.

Corporate Governance

   Corporate Governance Guidelines
     Zebra’s primary objective is to maximize stockholder value over the long term. Our Board of Directors believes that sound governance practices and policies provide an important framework to assist the Board in fulfilling its duty to stockholders. The Board reviews Zebra’s Corporate Governance Guidelines from time to time and modifies the Guidelines to reflect sound corporate governance policies and practices. A copy of our Guidelines is available on Zebra’s website at http://www.zebra.com under “About Zebra-Corporate Governance.”

   Director Candidates
     The Nominating Committee of our Board of Directors is responsible for identifying individuals qualified to serve as directors, recommending candidates, and assisting the Board in discharging its responsibilities relating to the governance of Zebra.

     Consideration of Board candidates typically involves a series of internal discussions, review of the qualifications of candidates, and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by management. The Committee has also utilized the services of a search firm to identify director candidates. The Committee will consider candidates suggested by stockholders. The Committee does not evaluate proposed candidates differently based on the source of the proposal. A stockholder seeking to recommend a prospective nominee for the Committee’s consideration should submit the candidate’s name and qualifications to Zebra’s Corporate Secretary at the following address: 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069. The Committee did not receive any stockholder suggestions for director candidates to be considered for election to the Board at the 2010 annual meeting. Stockholders who wish to nominate a director for election at an annual meeting of stockholders of Zebra must comply with our By-Laws regarding stockholder proposals and nominations.

     The Committee considers a diverse set of criteria when evaluating Board candidates. The Committee believes that Board candidates must exhibit certain minimum characteristics: good business judgment and an even temperament, high ethical standards, and a healthy view of the relative responsibilities of a board member and management. Board members should be independent thinkers, articulate and intelligent. The Committee’s Charter also sets forth other criteria that the Committee considers important, including experience as a board member of another publicly traded company, experience in industries or with technologies relevant to Zebra, accounting and financial reporting experience, meeting the independence standards for directors established by NASDAQ and the Securities and Exchange Commission, and race, gender, and ethnicity of a candidate to support diversity. Finally, with respect to directors who may be nominated for re-election, the Committee may consider criteria such as whether the director represents stockholder interests in deliberations before the Board, regular attendance at meetings, effective preparation for meetings, and communication skills. Each year the Committee reviews the performance of current directors whose terms will expire at the upcoming annual meeting of stockholders, as well as the qualifications of any candidates for election to the Board.

   Independence
     Under our Corporate Governance Guidelines and NASDAQ listing standards, a majority of our directors must be independent. Under NASDAQ listing standards, a director does not qualify as independent unless the board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. NASDAQ listing standards also provide that a director is not independent if (1) the director has been employed by Zebra in the last three years; (2) the director or an immediate family member has received, during any 12-month period in the last three years, more than $120,000 in compensation from Zebra (other than director and committee fees and pensions or other forms of deferred compensation for prior service); (3) an immediate family member has been employed as an executive officer of Zebra in the last three years; (4) the director or an immediate family member is a partner, controlling stockholder, or an executive officer of an organization to which Zebra made, or from which Zebra received, payments for property or services in any of the years 2007, 2008, 2009 and 2010 that exceed the greater of 5% of the recipient's consolidated gross revenues for that year, or $200,000; (5) the director or an immediate family member is employed as an executive officer of another entity where at any time during the past three years any Zebra executive officer served (or serves) on the compensation committee of the other entity; or (6) the director or an immediate family member is a partner of a Zebra’s independent auditor or the director or an immediate family member was a partner or employee of Zebra’s independent auditor who worked on Zebra’s audit in 2007, 2008 or 2009.

     In February 2010, the Nominating Committee reviewed the independence of all directors and reported to the Board. The Board determined that each of Richard Keyser, Andrew Ludwick, Ross Manire, Robert Potter, and Michael Smith has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each director, except Anders Gustafsson, our Chief Executive Officer, and Gerhard Cless, our Executive Vice President, is independent under NASDAQ listing standards. The Board also determined that each member of the Audit Committee meets the independence requirements under NASDAQ and rules of the Securities and Exchange Commission; each member of the Compensation Committee meets the independence requirements under NASDAQ, the non-employee director requirements of the rules of the Securities and Exchange Commission and the outside director requirements under the Internal Revenue Code; and each member of the Nominating Committee meets the independence requirements under NASDAQ.

   Communications with the Board
     A stockholder who would like to contact our Board may do so by writing to our Corporate Secretary at 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069. Communications received in writing will be distributed to the appropriate members of the Board, depending on the content of the communication received.

   Board Structure, Governance and Compliance
     Board Leadership Structure. One of the primary functions of a board of directors is to oversee senior management and the conduct of the business of the corporation, including holding the chief executive officer and senior management accountable for performance. Consequently, Zebra’s Board of Directors believes that at least a majority of the Board should be independent from management to provide an objective view and evaluation of management and business performance. The independent members of a board may be led by an independent chairman of the board or, when the roles of the chairman and chief executive officer are combined, by an independent presiding or lead director.

     Zebra’s independent directors are led by Michael Smith, who serves as Chairman. Mr. Smith has served as a director since 1991 and as our Chairman since 2007 when our CEO, Anders Gustafsson, joined Zebra as successor to Edward Kaplan, Zebra’s co-founder and former Chairman and CEO. This structure allows Mr. Gustafsson to focus on strategic, operational, and financial matters necessary to operate Zebra’s business while Mr. Smith’s knowledge of, and experience with, Zebra and the operation and history of the Board allow Mr. Smith to provide an independent leadership that reflects his knowledge and experience.

     Chairman/Executive Sessions without Management. The Board and its Committees regularly meet in executive session without CEO Anders Gustafsson, Executive Vice President Gerhard Cless or other members of management in attendance. Chairman Michael Smith chairs executive sessions of the Board. Mr. Smith is a non-executive independent director whose duties include advising the CEO of matters discussed in executive sessions, where appropriate, as well as on Board agenda items and information to be provided to the Board.

     Committee Charters. Each of the three standing Committees of the Board periodically reviews the adequacy of its Charter, which sets forth the authority of the Committee and its duties and responsibilities. A copy of each Committee Charter is available on Zebra’s website at http://www.zebra.com under “About Zebra-Corporate Governance.”

     Limitation of Service on other Boards, Change in Responsibility, and Director Education. Zebra’s policy limits to three the number of other for-profit boards on which a director may serve. In addition, a director who retires from his major non-Zebra employment position, or whose employment materially changes, must volunteer to resign from our Board. The Board then reviews the appropriateness of continuing that director’s service on our Board. Zebra assists the Board by providing orientation for new directors and reimbursing the costs of continuing education programs.

     Director Compensation and Stock Ownership. The Compensation Committee periodically reviews the compensation of our directors. In November 2009, the Committee conducted a peer group comparison of director compensation. For more information on director compensation, see “Director Compensation.” All directors are expected to hold shares of our common stock having a market value of at least $200,000 within two years of first becoming a director.

     Oversight of Risk Management. Primarily through the Audit Committee, our Board is responsible for the oversight of risk management. In that capacity, the Audit Committee receives regular reports from the risk committee comprised of management employees regarding the identification and management of risk in our businesses. In addition, the Compensation Committee is responsible for the oversight of risk related to our compensation policies and practices. Both the Audit Committee and Compensation Committee give regular reports to the Board regarding their oversight roles and the directors regularly discuss significant risks facing Zebra. Management categorizes identified risks as strategic (such as outsourcing of manufacturing, product research and development, brand positioning, marketing and pricing), operational (such as distribution and logistics, and sales), financial (such as tax, accounting, information technology, and liquidity) or legal and compliance (such as governance, international laws and regulations, and litigation) risk. Risks arising out of Zebra’s compensation policies and practices may, depending on the actions or behavior encouraged by a performance or similar goal, be categorized as a strategic, operational, financial or legal and compliance risk. Identified risks that may be controlled are then assessed by management in terms of impact on Zebra and likelihood of occurrence. Some risks, such as general economic conditions, are not controllable by management. Based on its assessment of the risks arising out of Zebra’s compensation policies and practices, management has determined that our policies and practices are not reasonably likely to have a material adverse effect on Zebra. Our risk management approach is intended to be an ongoing process. The goal of risk management is to provide reasonable assurance to our senior management and Board that a controllable risk will not have a material or significant adverse effect on Zebra.

     Code of Business Conduct; Code of Ethics for Senior Financial Officers. Zebra has a Code of Business Conduct that applies to directors, officers and employees. We also have a Code of Ethics for Senior Financial Officers that applies to our CEO, Chief Financial Officer and Chief Accounting Officer. The Code of Business Conduct and Code of Ethics for Senior Financial Officers each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. Copies of the Code of Business Conduct Code and Code of Ethics for Senior Financial Officers are available on Zebra’s website at http:/ /www.zebra.com under “About Zebra-Corporate Governance.”

     Related-Party Transactions. Zebra has a written related-party transaction policy that may apply to any transaction in which Zebra and any related person are parties. A related person includes our directors and executive officers, their immediate family members, entities in which a director, executive officer or immediate family member is a partner or has a 10% beneficial interest, and a beneficial owner of more than 5% of our common stock. Our General Counsel and Audit Committee administer Zebra’s policy, with General Counsel first assessing whether a proposed transaction is subject to the policy. If the General Counsel determines that a proposed transaction is a related-party transaction, then the Chairman of the Audit Committee or the full Audit Committee will review the proposed transaction to determine if it should be approved.

     Compliance Reporting. Zebra maintains a compliance hotline and website for compliance reporting. The compliance hotline and website establish a confidential means for employees or other persons to communicate to management or the Board any concerns that they have regarding accounting, internal controls or audit matters or compliance with laws, regulations, policies or the Code of Business Conduct.

Proposal 1
Election of Directors

     The Board of Directors currently consists of seven directors, five of whom are independent under NASDAQ listing requirements, and two of whom are currently executive officers of Zebra. Each of the nominees for election as director currently serves as a director of Zebra.

     Our Board of Directors is divided into three separate classes, with one class being elected each year to serve a staggered three-year term. The terms of the Class II Directors expire at the annual meeting, and two directors will be elected to serve for a three-year term expiring at the 2013 meeting or until their successors are elected and qualified. Our Nominating Committee has recommended, and our Board has approved, the nomination for election of Gerhard Cless and Michael A. Smith.

     If at the time of the annual meeting any of the nominees is unable or declines to serve, the persons named in the proxy will, at the direction of the Board of Directors, either vote for the substitute nominee or nominees that the Board of Directors recommends or vote to allow the vacancy to remain open until filled by the Board. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

     The Board of Directors recommends a Vote “FOR” the election of Gerhard Cless and Michael Smith to serve as Class II Directors of Zebra.

     The following table sets forth information regarding the nominees for Class II Director and remaining directors. Included in this biographical information is information regarding certain of the experiences, qualifications, attributes, and skills that are relevant to their service as a director:

Name	Age	Position with Zebra	Director Since	Term Expires
Nominees
Class II Directors
Gerhard Cless	70	Director and Executive Vice President	1969	2010
Michael A. Smith	55	Director and Chairman	1991	2010

Continuing Directors
Class I Directors
Richard L. Keyser	67	Director	2008	2012
Ross W. Manire	58	Director	2003	2012
Dr. Robert J. Potter	77	Director	2003	2012

Class III Directors
Anders Gustafsson	49	Director and Chief Executive Officer	2007	2011
Andrew K. Ludwick	64	Director	2008	2011
____________________

     Nominees for Class II Director

     Gerhard Cless has devoted substantially his entire career to Zebra, a company which he co-founded in 1969. Mr. Cless is an engineer by training and has served as Executive Vice President of Zebra since 1998 and as a director since 1969. He served as Secretary of Zebra from its formation until 2005, and as Executive Vice President for Engineering and Technology of Zebra from 1995 to 1998, after having served as Senior Vice President of Engineering since 1969. Mr. Cless also served as Treasurer of Zebra from its formation until 1991. He has directed the development of numerous label printers based on various printing technologies and maintained worldwide technology/vendor relationships. Prior to founding Zebra, Mr. Cless was a research and development engineer with Teletype Corporation’s printer division. Mr. Cless received an MSME degree from Maschinenbauschule Esslingen in Germany, and did graduate work at the Illinois Institute of Technology. The Cless Technology Center, Zebra’s product development and research facility, is named in honor of Mr. Cless.

     Michael A. Smith has substantial knowledge of Zebra and its industry, including prior service as a director of a public company in the automatic identification sector. He has served as a director of Zebra since 1991 and as Chairman since 2007. The Board and the Committees on which Mr. Smith serves also benefit from Mr. Smith’s experience and skills in financial services as well as from his 25 years of industry involvement. Since 2000, he has served as Chairman and Chief Executive Officer of FireVision LLC, a private investment company that he founded. From 1998 to 1999, Mr. Smith was Senior Managing Director and head of the Chicago and Los Angeles offices of the Mergers & Acquisitions Department of NationsBanc Montgomery Securities and its successor entity, Banc of America Securities, LLC. Previously, he was Senior Managing Director and co-head of the Mergers and Acquisitions Department of BancAmerica Robertson Stephens; co-founder and head of the investment banking group, BA Partners, and its predecessor entity, Continental Partners Group; Managing Director, Corporate Finance Department, Bear, Stearns & Co.; and Vice President and Manager of the Eastern States and Chicago Group Investment Banking Division of Continental Bank. Mr. Smith graduated Phi Beta Kappa from the University of Wisconsin with a BA degree and received an MBA degree from the University of Chicago. Mr. Smith is the Chair of our Audit and Nominating Committees and a member of our Compensation Committee.

   Continuing Directors

     Richard L. Keyser has been a director since June 2008. Mr. Keyser has spent much of his career at W.W. Grainger, Inc., an international distributor of maintenance, repair and operating supplies. Zebra’s primary means of selling its products is through distributors and resellers. Mr. Keyser is able to benefit Zebra through his experience and knowledge of these channels. Mr. Keyser has served since 2009 as Chairman Emeritus of Grainger. Previously, he served as Grainger’s Chairman from 2008 to 2009, as Chairman and Chief Executive Officer from 1995 until 2008, and President and Chief Operating Officer from 1994 to 1995. Prior to joining Grainger in 1986, he held positions at NL Industries and Cummins Engine Company. Mr. Keyser received a BS degree from the United States Naval Academy and an MBA degree from Harvard Business School. Mr. Keyser is a member of the Board of Directors of Grainger, the Principal Financial Group, Inc., a financial services firm, and the Rohm & Haas Company, a manufacturer of specialty chemicals. Mr. Keyser is a member of our Compensation Committee.

     Ross W. Manire has been a director since 2003. He is Chairman and Chief Executive Officer of ExteNet Systems, Inc. (formerly known as Clearlinx Network Corporation), a wireless networking company, a position held since 2002. Mr. Manire’s professional career includes serving as a partner at Ernst & Young, LLP, a leading accounting firm. The Board and the Committees on which Mr. Manire serves, in particular the Audit Committee, benefit from his operational, accounting and financial knowledge and experience. Prior to joining ExteNet, Mr. Manire was President of the Enclosure Systems Division of Flextronics International, Ltd., an electronics contract manufacturer, from 2000 to 2002. He was President and Chief Executive Officer of Chatham Technologies, Inc., an electronic packaging systems manufacturer that merged with Flextronics, in 2000. Prior to joining Chatham, he was Senior Vice President of the Carrier Systems Business Unit of 3Com Corporation, a provider of networking equipment and solutions. He served in various executive positions with U.S. Robotics, including Chief Financial Officer, Senior Vice President of Operations, and Senior Vice President of the Network Systems Division prior to its merger with 3Com. Mr. Manire holds a BA degree from Davidson College and an MBA degree from the University of Chicago. He is a member of the Board of Directors of The Andersons, Inc., a diversified business with interests in agribusiness, railcars and retailing. Mr. Manire is a member of our Audit and Nominating Committees.

     Dr. Robert J. Potter has been a director since 2003. Dr. Potter’s extensive business experience includes serving as an officer in, and consultant to, both industrial and service businesses. Since 1990, he has been President and Chief Executive Officer of R. J. Potter Company, a Dallas-area firm providing business and technical consulting. From 1987 to 1990, Dr. Potter was President and CEO of Datapoint Corporation, a leader in network-based data processing. Prior to Datapoint, Dr. Potter was Group Vice President of Nortel Networks, Senior Vice President of International Harvester, President of the Office Systems Division of Xerox and Research Manager of International Business Machines Corporation. He graduated Phi Beta Kappa from Lafayette College with a BS degree in Physics and holds a Ph.D. in optics from the University of Rochester, specializing in fiber optics. He is a fellow of the Optical Society of America and has written more than 50 articles for various scientific, technical and business publications, including the first description of optical character recognition in an encyclopedia. He is a member of the Board of Directors of Molex, Incorporated, a designer, manufacturer and distributor of electronic, electrical and fiber optic interconnects, as well as switches and application tooling. Dr. Potter is on the Board of Trustees of the Illinois Institute of Technology. He is Chair of our Compensation Committee.

     Anders Gustafsson became Chief Executive Officer and a director in 2007. Prior to joining Zebra, Mr. Gustafsson served as Chief Executive Officer of Spirent Communications plc, a publicly-traded telecommunications company, from 2004 until 2007. From 2000 until 2004, he was Senior Executive Vice President, Global Business Operations, of Tellabs, Inc., a communications networking company. Mr. Gustafsson also served as President, Tellabs International, as well as President, Global Sales, and Vice President and General Manager, Europe, Middle East and Africa. Earlier in his career, he held executive positions with Motorola, Inc. and Network Equipment Technologies, Inc. Mr. Gustafsson has an MS degree in Electrical Engineering from Chalmers University of Technology in Gothenburg, Sweden, and an MBA degree from Harvard Business School.

     Andrew K. Ludwick has been a director since 2008. Mr. Ludwick has significant experience in technology businesses, including serving as Chief Executive Officer of Bay Networks, Inc., a communications networking company, from 1994 to 1996, and founder, President and Chief Executive Officer of SynOptics Communications, Inc., a communications networking company, from 1985 to 1994. He has been a private investor since 1997. Mr. Ludwick holds a BA from Harvard College and an MBA from Harvard Business School. He served from 2008 to 2009 as a member of the Board of Directors of Macrovision Corporation, a provider of technologies for the protection, enhancement and distribution of businesses’ digital goods. He is a member of our Audit Committee.

Board and Committees of the Board

     Our business is managed under the direction of our Board, which is kept advised of Zebra’s business through regular and special meetings of the Board and its Committees, written reports and analyses and discussions with the CEO and other officers.

     During 2009, our Board met seven times. All directors are expected to attend our annual meeting. All directors attended the 2009 annual meeting of stockholders, except Andrew Ludwick. All directors attended 75 percent or more of the meetings of our Board and standing committees on which they served in 2009. Our Board has three standing committees, each of which is composed entirely of independent directors: the Audit Committee, the Compensation Committee, and the Nominating Committee.

     The following table shows each Committee on which each director served, the Chairman of each Committee and the number of meetings held by each Committee.

Independent Director	Nominating	Compensation	Audit
Richard Keyser		Member
Andrew Ludwick			Member
Ross Manire	Member		Member
Robert Potter		Chair
Michael Smith	Chair	Member	Chair
Meetings in 2009	1	8	5

     Audit Committee. The Audit Committee functions as the standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Board has determined that Ross Manire is an “audit committee financial expert” as defined under Securities and Exchange Commission regulations. This Committee assists the Board in fulfilling its oversight functions with respect to matters involving the financial reporting, independent and internal audit processes, disclosure controls and procedures and internal control over financial reporting, and matters such as related-party transactions and risk management. This Committee is responsible for appointing, retaining, compensating, evaluating, and terminating, when appropriate, our independent auditor; reviewing and discussing with management and the independent auditor, Zebra’s annual and quarterly financial statements; and discussing policies with respect to risk assessment and risk management. This Committee has the authority to engage and determine funding for outside legal, accounting or other advisors.

     Compensation Committee. This Committee determines the total compensation and terms of employment for all executive officers of Zebra, including the CEO. The Committee also administers the 2006 Incentive Compensation Plan, including determining the timing, terms and number of awards granted to all executive officers, including the CEO. The Committee has delegated to the CEO the right to grant a limited number of equity awards to non-executive officers between regular meetings of the Committee.

     Since 2008, the Committee has utilized The Delves Group as its independent executive compensation consultant to provide competitive compensation data, analysis and guidance throughout the process of determining compensation for Zebra’s Named Officers (as defined below). The role of The Delves Group in determining executive compensation is further described below under “Compensation Discussion and Analysis.” This Committee has the authority to engage outside legal counsel, tax and accounting, or other advisors.

     Nominating Committee. This Committee identifies individuals qualified to be Board members, recommends director nominees, and assists our Board in discharging its responsibilities relating to corporate governance. For more information regarding the Nominating Committee, see “Corporate Governance.” This Committee has the authority to retain a search firm to identify director candidates and to engage outside legal counsel or other advisors.

Director Compensation

     For 2009, Zebra paid each non-employee director an annual cash retainer. We paid our Chairman, Mr. Smith, $30,000 per quarter and he received $2,000 for chairing each Audit Committee meeting. We paid our other independent directors $6,250 per quarter, $1,500 for each Board meeting, $1,000 for each Committee meeting that occurred on the day of a Board meeting, and $1,500 for each Committee meeting that did not occur on the day of a Board meeting. Robert Potter, the Chair of our Compensation Committee, received an additional $500 per Committee meeting.

     Non-employee directors also are granted equity-based awards under the 2006 Incentive Compensation Plan. Awards granted in 2009 are included in the table below. Non-employee directors may participate in our non-qualified deferred compensation plan and our group medical and dental plans. See “Non-Qualified Deferred Compensation” below.

     Summary information regarding compensation of the non-employee directors for 2009 is set forth in the following table. The directors were reimbursed for expenses incurred in attending Board and Committee meetings. Neither Mr. Gustafsson nor Mr. Cless receives additional compensation for service as a director.

2009 Director Compensation

	Fees Earned
	or Paid	Option/SAR	All other
Name (1)	in Cash ($)	Awards ($) (2)	Compensation ($)(3)	Total ($)
Richard Keyser	46,000	52,920	0	98,920
Andrew Ludwick	43,000	52,920	6,134	102,054
Ross Manire	44,500	17,640	0	61,640
Robert Potter	51,500	17,640	0	69,140
Michael Smith	130,000	17,640	581	148,221
____________________

(1)
Aggregate number of shares underlying unexercised stock options and stock appreciation rights on December 31, 2009: Mr. Keyser: 24,000; Mr. Ludwick: 30,000; Mr. Manire: 50,034; Dr. Potter: 51,534; and Mr. Smith: 49,500.

(2)
On May 29, 2009, Messrs. Smith, Potter and Manire were each granted an award of stock appreciation rights for 2,000 shares of common stock and Messrs. Keyser and Ludwick were each granted an award of stock appreciation rights for 6,000 shares of common stock. Each award has a ten-year term, has an exercise price of $21.83 (the closing price of our common stock on the grant date of May 29, 2009), and vests in full on May 29, 2010, subject to continued service as a director. The amounts in the table represent the aggregate grant date fair value for these awards. Please see Note 4, “Equity-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of assumptions made in calculating grant date fair value.

(3)	Represents employer provided medical and dental coverage premiums.

Report of the Audit Committee

     The Audit Committee of Zebra’s Board of Directors is comprised of three directors, all of whom are independent under applicable listing requirements of The NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are: Mr. Smith, Chair, and Messrs. Ludwick and Manire.

     The Audit Committee received reports from and met and held discussions with management, the internal auditors and the independent accountants. It reviewed and discussed Zebra’s audited financial statements with management, and management has represented to the Audit Committee that Zebra’s financial statements were prepared in accordance with accounting principles generally accepted in the United States and that such financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. The Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 114. The Audit Committee received the written disclosures and letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountants the independent accountants’ independence.

     The Audit Committee recommended that the Board of Directors include the audited financial statements of Zebra in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC. This recommendation was based on the Audit Committee’s discussion with management, internal auditors and Zebra’s independent accountants, as well as the Committee’s reliance on management’s representation described above.

Audit Committee
Michael A. Smith, Chair
Andrew K. Ludwick
Ross W. Manire

Fees of Independent Auditors

     Ernst & Young LLP acted as the principal independent auditor for Zebra during 2009 and 2008. The firm also provided certain audit-related, tax and permitted non-audit services. The Audit Committee pre-approves all audit, audit-related, tax and permitted non-audit services performed for Zebra by its independent auditors. In 2009 and 2008, the Audit Committee approved in advance all engagements by Ernst & Young LLP on a specific project-by-project basis, including audit, audit-related, tax and permitted non-audit services. No impermissible non-audit services were rendered by Ernst & Young LLP to Zebra in 2009 or 2008.

     Zebra paid Ernst & Young LLP the following fees and expenses for services provided for the years ended December 31, 2009 and 2008:

Fees	2009	2008

Audit Fees (1)	$1,269,400	$1,289,500
Audit-Related Fees (2)	7,800	237,820
Tax Fees (3)	351,800	1,328,030
All Other Fees	—	—

Total	$1,629,000	$2,855,350

____________________

(1)	Consists of fees for the audit of Zebra’s annual financial statements and reviews of the financial statements included in the quarterly reports on Form 10-Q. Also includes fees for the 2009 and 2008 audits of internal controls over financial reporting.

(2)	For 2009 and 2008, includes fees for the audit of Zebra’s employee benefit plan, for due diligence in connection with acquisition activities, and for fees associated with the balance sheet audit of Multispectral Solutions, Inc., which Zebra acquired in 2008.

(3)	For tax advice and tax planning, including internal corporate structure advice, transfer pricing studies and miscellaneous consulting charges.

Proposal 2
Ratification of Appointment of Independent Auditors

     The Audit Committee appointed Ernst & Young LLP, independent certified public accountants, as auditors of Zebra’s financial statements for the year ending December 31, 2010.

     The Board wants to give stockholders the opportunity to express their opinions on the matter of auditors for Zebra, and, accordingly, is submitting a proposal to ratify the Audit Committee’s appointment of Ernst & Young. If this proposal does not receive the affirmative vote of a majority of the votes cast at the Meeting, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain the appointment of Ernst & Young.

     Zebra expects that representatives of Ernst & Young will be present at the meeting and available to respond to questions. These representatives will be given an opportunity to make a statement if they would like to do so.

     The Board of Directors and the Audit Committee recommend a vote “FOR” the ratification of the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2010.

Executive Officers

     The following information identifies and gives other information about our executive officers, other than Anders Gustafsson, our CEO, and Gerhard Cless, our Executive Vice President, about whom information is given above under “Proposal 1- Election of Directors.”

     Hugh K. Gagnier, age 54, became Senior Vice President, Operations, of our Specialty Printer Group business unit in 2006, where he had previously served as its Senior Vice President, Operations, since 2003. Mr. Gagnier joined Zebra as the Vice President and General Manager for its Camarillo operations upon Zebra’s merger with Eltron International, Inc. in 1998. At Eltron, he was President from 1995 until its merger with Zebra, and Executive Vice President and Chief Operating Officer from 1994 until he became President. Mr. Gagnier received a BS degree in Mechanical Engineering from the University of Southern California.

     Philip Gerskovich, age 53, joined Zebra as Senior Vice President, Corporate Development, in 2005. Previously, Mr. Gerskovich was Corporate Vice President and General Manager of New Business, Commercial Printing Division for Eastman Kodak Company, a provider of photographic and imaging products and services, from 2004 until he joined Zebra. From 1999 to 2003, he was Corporate Vice President and Chief Operating Officer, Digital and Applied Imaging, at Kodak. Mr. Gerskovich received a BS degree in Computer Engineering from the University of Illinois.

     Jim Kaput, age 49, became Senior Vice President, General Counsel and Secretary in August 2009. From 2008-2009, he served as Counsel to the Chairman of the Securities and Exchange Commission. Mr. Kaput was Senior Vice President and General Counsel of The ServiceMaster Company, a consumer services company, from 2000 to 2007. Mr. Kaput received his JD from Cornell University School of Law and his BS from The University of Pennsylvania.

     Todd R. Naughton, age 47, became Vice President, Finance in 2007 and serves as our Chief Accounting Officer. Mr. Naughton was Corporate Controller for Zebra from 1999, when he joined Zebra, until he became Vice President and Controller of Zebra in 2000, a position he held until 2007. Mr. Naughton received a BS degree in Accounting from the University of Illinois at Urbana-Champaign, and an MBA from the University of Chicago. He is a certified public accountant.

     Michael C. Smiley, age 50, became Chief Financial Officer in May 2008. From 2004 until joining Zebra, he served Tellabs, Inc., a provider of telecommunications networking products, as general manager of the Tellabs Denmark A/S unit. Previously, from 2002 to 2004, he held various finance and operations executive positions at Tellabs including interim chief financial officer, vice president, international finance, and treasurer. Prior to 2002, Mr. Smiley held a number of finance positions including Vice President, Asia Pacific Finance located in Taipei, Taiwan, for General Semiconductor and Assistant Treasurer for General Instrument. Mr. Smiley holds a BS in accounting from Brigham Young University and an MBA degree from the University of Chicago.

     Michael H. Terzich, age 48, became Senior Vice President, Global Sales and Marketing, Specialty Printer Group in 2006. From 2003 until 2006 he served as Zebra’s Senior Vice President, Office of the CEO, and from 2001 until 2003, as Vice President and General Manager, Tabletop and Specialty Printers. Since joining Zebra in 1992, Mr. Terzich has held a variety of progressive roles including Vice President and General Manager, Vice President of Sales for North America, Latin America, and Asia Pacific, Vice President of Strategic Project Management, Director, Integration Project Management, Director of Printer Products, and Director of Customer and Technical Services. Mr. Terzich earned his BS degree in Marketing from the University of Illinois and an MBA from Loyola University of Chicago.

     Joanne Townsend, age 56, joined Zebra as Vice President, Human Resources, in March 2008. From 2007 to March 2008, she was Vice President, Human Resources, Wireless Network Solutions Segment, for Andrew Corporation, a global designer, manufacturer, and supplier of communications equipment, services, and systems. From 1979 to 2007, Ms. Townsend held various positions at Motorola, Inc., a wireless and broadband communications company, including Director, Human Resources of various Motorola organizations from 1994 to 2007. Ms. Townsend received a BA degree in Human Resources Management from DePaul University.

     William J. Walsh, age 46, became Senior Vice President and General Manager, Zebra Enterprise Solutions, in January 2009. From 2005 until joining Zebra, he was President and Chief Executive Officer of Skylake Development Company, a real estate investment firm. From 2002 to 2005, Mr. Walsh held Chief Executive Officer positions at Open Harbor, Inc., a global customs clearance software company and Velosant, Inc., a financial supply chain company. Previously, from 2002 to 2004 he was with Epiphany, Inc., a customer relationship management software company, most recently as its Chief Operating Officer. From 1992 to 2000 he served in several management and executive positions at PeopleSoft, Inc, an enterprise resource planning software provider, including Vice President Consumer Services, General Manager, Latin America and President, PeopleSoft International. Mr. Walsh started his career or Accenture LTD., after receiving a BA degree in Industrial and Organization Psychology from DePaul University and an MBA from Loyola University of Chicago.

     The Board of Directors approves the appointment of Zebra’s executive officers. There are no family relationships among any of our directors or executive officers.

Ownership of Our Common Stock

     This table shows how many shares of our common stock certain individuals and entities beneficially owned on March 30, 2010, unless otherwise noted. These individuals and entities include: (1) owners of more than 5% of our outstanding common stock, (2) our directors, (3) the five executive officers named in the summary compensation table (the “named officers”) and (4) all directors and executive officers as a group. A person has beneficial ownership over shares if the person has sole or shared voting or investment power over the shares or the right to acquire that power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as described below.

Name and Address	Number		% of Shares (1)
More than 5% Stockholders
Neuberger Berman Group LLC	4,515,555	(2)	7.8%
Shapiro Capital Management LLC	4,067,197	(3)	7.0%
Eminence Capital, LLC	3,365,063	(4)	5.8%
Blackrock, Inc.	2,921,498	(5)	5.1%
Directors and Executive Officers
Gerhard Cless	2,050,653	(6)	3.6%
Anders Gustafsson	215,500	(7)	*
Richard L. Keyser	13,500	(7)	*
Andrew K. Ludwick	31,000	(7)	*
Ross W. Manire	52,034	(7)	*
Robert J. Potter	53,159	(7)	*
Michael A. Smith	58,850	(7)	*
Hugh Gagnier	163,401	(7)	*
Philip Gerskovich	84,396	(7)	*
Michael Smiley	31,508	(7)	*
William Walsh	22,762	(7)	*
All Executive Officers and Directors as a group (15 persons)	2,921,692	(7)	5.1%
____________________

*	Less than one percent.

(1)	Based on 57,693,459 shares of common stock outstanding on March 30, 2010, adjusted to reflect potential exercises of the person’s or group’s stock options or stock appreciation rights.

(2)	Neuberger Berman Group LLC is a holding company located at 605 Third Avenue, New York, New York 10158. According to Amendment 1 to its Schedule 13G filed on February 16, 2010, the shares are beneficially owned by Neuberger Berman Group LLC., Neuberger Berman LLC, Neuberger Berman Management LLC, and Neuberger Berman Equity Funds LLC. Neuberger Berman LLC and Neuberger Berman Management LLC serve as sub-advisor and investment manager, respectively, of Neuberger Berman Group LLC’s various mutual funds. Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 3,831,687 shares, and shared dispositive power with respect to 4,515,555 shares; Neuberger Berman Management LLC has shared voting and dispositive power with respect to 3,775,694 shares; and Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 3,757,447 shares.

(3)	Shapiro Capital Management is an investment advisor and Samuel R. Shapiro is the chairman, a director and majority stockholder of Shapiro Capital Management. Their office is located at 3060 Peachtree Road N.W., Suite 1555, Atlanta, Georgia 30305. According to a Schedule 13G filed on February 2, 2010, Shapiro Capital Management has sole voting power with respect to 3,274,578 shares, shared voting power with respect to 792,619 shares, and sole dispositive power with respect to 4,067,197 shares. Mr. Shapiro disclaims beneficial ownership of all reported shares.

(4)	Eminence Capital, LLC is an investment advisor located at 65 East 55th Street, 25th Floor, New York, NY 10022. According to Amendment 3 to its Schedule 13G filed on February 16, 2010, the shares are beneficially owned by Eminence Capital, Eminence GP, LLC and Ricky C. Sandler. Eminence GP serves as general partner or manager of various Eminence funds and accounts. Mr. Sandler is the managing member of Eminence Capital and of Eminence GP. Eminence Capital, Eminence GP and Mr. Sandler have shared voting and dispositive power with respect to 3,362,188 shares; and Mr. Sandler has sole voting and dispositive power with respect to 2,875 shares.

(5)	Blackrock, Inc. is a holding company located at 40 East 52nd Street, New York, New York 10022. According to Amendment 1 to its Schedule 13G filed on February 10, 2010, Blackrock completed its acquisition of Barclays Global Investors on in December 2009. Consequently, Barclay Global Investors entities are, as of December 31, 2009, subsidiaries of Blackrock for purposes of Schedule 13G filings. As of December 31, 2009, Blackrock had sole voting and investment power as to all 2,921,498 shares.

(6)	Includes 4,096 shares held directly by Mr. Cless; 1,793,513 shares held by Grantor Retained Annuity Trusts of which Mr. Cless is the beneficiary; 10,000 shares held by a foundation of which each of Mr. and Mrs. Cless are directors; 180,331 shares held by an irrevocable trust of which Mr. Cless is the beneficiary and Mrs. Cless is the trustee; and 62,713 shares held directly by Mrs. Cless.

(7)	Includes shares of common stock that may be acquired by May 30, 2010 upon exercise of stock options and stock appreciation rights as follows: Mr. Gustafsson – 111,250 shares; Mr. Keyser – 10,500 shares; Mr. Ludwick – 21,000 shares; Mr. Manire – 46,034 shares; Dr. Potter – 47,534 shares; Mr. Smith – 45,500 shares; Mr. Gagnier – 142,176 shares; Mr. Gerskovich – 67,058 shares; Mr. Smiley – 13,130 shares; Mr. Walsh – 9,126 shares; and directors and executive officers as a group – 600,442. Excludes 168,750 shares subject to a performance-based option held by Mr. Gustafsson.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review and discussion with management, the Compensation Committee has recommended to Zebra’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee
Robert J. Potter, Chair
Richard L. Keyser
Michael A. Smith

Compensation Discussion and Analysis

   Our Total Compensation Philosophy
     Zebra’s total compensation program is designed to facilitate the alignment of our business strategy with enhanced stockholder value. Created with all employees in mind, our total compensation program contains features to attract the best employees, keep them engaged and motivated, and reward them for achieving or exceeding desired results. In summary, the objectives of our total compensation program are to:
  Increase stockholder value through stock price growth and other financial measures;
  Facilitate the delivery of the highest quality of goods and services to our customers;
  Encourage our employees to take actions that balance short-term achievements with long-term success; and
  Attract, retain, motivate and reward the highest performing employees who contribute to our success.
   Role of Our Compensation Committee
     The Compensation Committee (“the Committee”) assists the Board with its responsibilities regarding the total compensation of our executive officers and directors by overseeing our compensation and benefit programs. The Committee fulfills its responsibility by:
  Reviewing our compensation philosophy annually to ensure the compensation components align with the objectives of our total compensation philosophy;
  Seeking the counsel of advisors, such as that of a compensation consultant and our management team, for input and guidance;
  Reviewing its charter annually to ensure its actions align with its responsibility delegated by the Board; and
  Fulfilling its responsibilities identified in its charter.
   Our Total Compensation Approach
     In designing and implementing our total compensation program, we are guided by market data of publicly-traded companies which our Committee views are comparable to Zebra, being of a similar size in the technology industry. This total compensation competitive information is supplemented by data from surveys of general industry practices for similar size firms. These surveys include a proprietary survey from The Delves Group, the Radford 2009 Executive Survey and the Watson Wyatt 2009/2010 CompQuest Database, as well as peer company compensation data as described below. Specific to the compensation of our executive officers, the Committee engaged The Delves Group as its independent executive compensation consultant to provide competitive compensation data, analysis and guidance throughout the process of determining 2009 compensation component levels for our executive officers and in developing our executive officer compensation program designs.

   Our Total Compensation Components
     Our total compensation program includes four components: base salary, annual incentive, long-term equity and employee benefits. Each component serves a particular purpose and, therefore, each is considered independent of the other components, though all four components combined provide a holistic total compensation approach in order to attract, retain, motivate and reward our employees. For 2009, the Committee determined each executive officer’s compensation component levels, but did not utilize a targeted pay mix to allocate total compensation among these components.

     The base salary, annual incentive and long-term equity components are determined through a pay-for-performance approach, targeted at market median when target performance objectives are achieved, and can result in superior pay when superior performance objectives are achieved. Actual compensation varies based upon the attainment of financial and individual performance objectives, as well as each executive officer’s position, responsibilities and overall experience. Employee benefits are designed with features that align with market median program offerings. The following table describes the purpose of each component and how that component is related to our pay-for-performance approach and budget:

Component in Relation to Performance
Component	Purpose of Component	and Budget
Base salary	To attract and retain employees by compensating them for the primary functions and responsibilities of the position.
The base salary increase an employee receives depends upon the employee’s individual performance, and the employee’s displayed skills and competencies, all established within the overall salary budget.

Annual cash incentive awards	To attract, retain, motivate and reward employees for achieving or surpassing key target performance objectives at the Zebra, business unit and individual level.
Financial and individual performance determines the actual amount of the employee’s target annual cash incentive award. Award amounts are “self-funded” because they are included in the financial performance results when determining actual financial performance.

Long-term equity awards	To attract, retain, motivate and reward top talent for the successful creation of stockholder value.
The employees’ past performance and future potential determines the amount of equity granted to them, established within the equity grant budget. Additionally, the collective performance of our employees to attain our financial objectives is one of many factors influencing stock price growth resulting in wealth creation.

Employee benefits	To attract and retain employees by providing them a competitive health, welfare and retirement benefits package in order to maintain their overall health and well-being.	Established within the overall employee benefit budget.

   Role of Performance Management Process and Talent Management Review on Total Compensation
     Our annual performance management process and the results of our annual talent management review are important aspects of the Committee’s determination of compensation component levels for our executive officers. Individual performance criteria and an executive officer’s talent assessment consist of a combination of objective and subjective criteria. Individual performance objectives were established for the executive officers in 2009 and final evaluations were conducted in early 2010 under our annual performance review process.

     Performance Management Process: At the beginning of the calendar year, Mr. Gustafsson meets with each executive officer and establishes the executive officer’s individual performance objectives for the year. The Board of Directors and Mr. Smith, its Chairman, work with Mr. Gustafsson to establish Mr. Gustafsson’s individual performance objectives for the year. After the year ends, Mr. Gustafsson evaluates each executive officer’s performance, including determining the extent to which the executive officer’s individual performance objectives are met. The Board has an annual formal evaluation process through which it assesses the performance of Mr. Gustafsson, including determining the extent to which Mr. Gustafsson’s individual performance objectives are met. Mr. Smith communicates the results of the Board’s evaluation to Mr. Gustafsson. The performance evaluations are conducted on a subjective basis without weighting on any particular factor, taking into account other factors such as:
  Performance of daily responsibilities;
  Advancement and support of strategic business initiatives;
  Particular or general contributions to the overall management of Zebra; and
  Display of behaviors against our company’s values.

     Mr. Gustafsson discusses the overall performance assessment of each executive officer with the Committee following the end of the calendar year.

     Talent Management Review: After completing the annual performance evaluations, Mr. Gustafsson presents an overall talent management review to the Board, discussing the past performance and future potential of each executive officer and each of their direct reports, including a discussion of key skills, competencies and developmental opportunities.

     For the 2009 total compensation planning process, the results of the talent management review and the performance evaluation of each officer were considered in conjunction with other factors discussed below in determining 2009 total compensation.

   Establishing Our Total Compensation Component Levels
     In determining the target compensation of our executive officers, the Committee considers several factors, including market compensation benchmarking. In the fourth quarter of 2008, the Committee engaged The Delves Group to collect and analyze compensation data for our executive officers and assess their compensation relative to individuals holding similar positions in technology and other industries in preparation for 2009 total compensation planning. The compensation data sources used by The Delves Group consisted of third-party proprietary market databases, as well as compensation data from our peer group, and represented market-based compensation data for base salaries, annual cash incentive awards and long-term equity awards for executive officers.

     The Delves Group was also engaged to provide comparative performance data for companies comprising a proposed new peer group, including revenue, net income, market value, 1 and 3-year total shareholder return and price earnings ratio. The Delves Group presented and the Committee discussed and approved the proposed new peer group. Seven companies were removed from our peer group (it was determined that either their revenue was too small, they were acquired or went private, or they were no longer a viable industry comparison to that of Zebra) and twelve companies were added to our peer group (it was determined they either served similar markets and customers, were of similar size and complexity, were a manufacturer of technical equipment, or had similar products and services and supply chain solutions to that of Zebra). The new peer group was determined based on one or more of the following overall criteria, as reflected in the table below:
  Revenue range of half to two-times that of Zebra;
  Similar market capitalization to Zebra;
  Similar business model to Zebra;
  Global reach;
  Industry match to Zebra; and/or
  Products of a similar technical nature.
Former Peer Group (18)	-	Companies Removed (7)	=	New Peer Group (23)
Astro-Med, Inc.		Astro-Med, Inc.		Ariba, Inc.
Avocent Corp.		Avocent Corp.		Arris Group, Inc.
Brady Corp.		Emulex Corp.		Brady Corp.
Checkpoint Systems, Inc.		Paxar Corp.		Checkpoint Systems, Inc.
Coherent, Inc.		Printronix, Inc.		Ciena Corp.
Electronics For Imaging, Inc.		RadiSys Corp.		Coherent, Inc.
Emulex Corp.		Symbol Technologies, Inc.		Electronics for Imaging, Inc.
Flir Systems, Inc.				Flir Systems, Inc.
Intermec, Inc.	+	Companies Added (12)	=	Intermec, Inc.
Itron, Inc.		Ariba, Inc.		Itron, Inc.
Lexmark International, Inc.		Arris Group, Inc.		KLA-Tencor Corp.
Paxar Corp.		Ciena Corp.		LAM Research Corp.
Polycom, Inc.		KLA-Tencor Corp.		Lexmark International, Inc.
Printronix, Inc.		LAM Research Corp.		Logitech International
RadiSys Corp.		Logitech International		NCR Corp.
ScanSource, Inc.		NCR Corp.		Polycom, Inc.
Symbol Technologies, Inc.		PowerWave Technologies, Inc.		PowerWave Technologies, Inc.
Waters Corp.		Teradata Corp.		ScanSource, Inc.
		Teradyne, Inc.		Teradata Corp.
		Trimble Navigation, Ltd.		Teradyne, Inc.
		Varian, Inc.		Trimble Navigation, Ltd.
Varian, Inc.
Waters Corp.

     Base Salary Component: Typically, Joanne Townsend, our Vice President, Human Resources, and Mr. Gustafsson review and discuss each executive officer’s base salary (other than that of the CEO), taking into consideration objective and subjective criteria, including individual performance, the relative position of the base salary in relation to the median-market data, executive experience levels, general labor market conditions, and our overall salary budget. After receiving the recommendations of Ms. Townsend and Mr. Gustafsson, the Committee reviews and establishes the base salaries of the non-CEO officers annually, relying upon the same objective and subjective information assessed by Ms. Townsend and Mr. Gustafsson.

     The Committee also reviews similar objective and subjective criteria annually to recommend to the Board the base salary for Mr. Gustafsson. The Committee believes it is customary and appropriate that our CEO’s base salary, cash incentive award and equity compensation are greater than that of the other Zebra executive officers. Our CEO is the only executive with broad authority over Zebra’s full range of operations and with responsibilities encompassing all aspects of Zebra’s management and operations. These responsibilities are greater in scope and collectively more significant in nature than those of any other Zebra executive officer.

     For 2009, market compensation data was presented by The Delves Group at the median and 75th percentile levels. This market compensation data was presented as a market consensus (weighted average of all sourced market data) for each executive officer, including Mr. Gustafsson. The market compensation data indicated our executive officers’ base salary compensation, inclusive of Mr. Gustafsson, ranged from 21% below to 31% above market median, and as a collective group averaged 3.8% above market median. The market data indicated that Mr. Gustafsson’s base salary compensation was 3% above market median.

     Although the market compensation data was presented and discussed by the Committee, in light of the then uncertain economic conditions, we took a number of cost-savings actions to reduce total compensation expenses in 2009. We implemented a salary freeze for employees, including our executive officers, and adjusted certain employee benefits, as described in the Employee Benefits Component section below. As a result of the action to freeze base salaries at 2008 levels, the salaries of Mr. Gustafsson and the named officers identified in the summary compensation table following this compensation discussion and analysis (the “NEOs”) remained at 2008 levels, except for Mr. Walsh, who commenced employment on January 5, 2009. The annual base salaries of the NEOs were as follows: Mr. Gustafsson - $700,000; Mr. Smiley - $282,000; Mr. Gerskovich - $378,000; Mr. Gagnier - $338,000; and Mr. Walsh - $340,000.

     Annual Cash Incentive Awards Component: Each executive officer has a target annual cash incentive award, which is established by the Committee and set as a percentage of base salary. For 2009, market compensation data was presented by The Delves Group at the median and 75th percentile levels. This market compensation data was presented as a market consensus (weighted average of all sourced market data) for each executive officer, including Mr. Gustafsson. The market data indicated our executive officers’ incentive target compensation ranged from 33% below to 19% above market median, and as a collective group averaged 7.7% below market median. The market data indicated that Mr. Gustafsson’s annual target incentive was 13% above market median.

     2009 Annual Cash Incentive Plan: Each of our executive officers participated in the 2009 Zebra Incentive Plan (“ZIP”), which provided for an annual cash incentive award based on the achievement of financial and individual performance objectives. In light of the worldwide unstable economic conditions and the greatly reduced ability to accurately forecast sales to our distributors, resellers, integrated software vendors and other customers, for 2009 the Committee established two semi-annual performance periods within our annual performance period.

     Financial Performance Components: The financial component consisted of one or more financial performance objectives of Zebra and, if applicable, the executive officer’s assigned business unit. Achievement of the financial performance objectives was measured both for the fiscal year and for each semi-annual performance period. If the sum of the semi-annual performance results exceed 100% for either of our business units or corporate, the officers in that affected business unit or corporate are eligible for an award payout on the financial component in excess of 100%, not to exceed 200%. This financial component represented 80% of each executive officer’s 2009 target cash incentive award as reflected in the table below.

     Each executive officer’s 2009 cash incentive award also included the achievement of a performance objective, relating to return on invested capital. The performance period was the fiscal year and this performance objective represented 20% of each executive officer’s 2009 target cash incentive award as reflected in the table below.

     How the Plan Works: With respect to the NEOs, the weights and measures, as well as actual payout rates for the financial component portion of the 2009 ZIP, are summarized in the following table with the first and second halves of 2009 labeled 1H09 and 2H09 respectively; SPG = Specialty Printer Group; ZES = Zebra Enterprise Solutions:

Weights, Measures and Actual Performance Results
	Return on	Zebra Income	SPG Income
	Invested	from	from	ZES	ZES	ZES Total
NEO	Capital	Operations*	Operations	Revenue	EBITDA	Bookings

	1H09: 0%	1H09: 0%	1H09: 8.88%	1H09: 73.16%	1H09: 0%	1H09: 42.99%
	2H09: 0%	2H09: 52.31%	2H09: 62.83%	2H09: 40.84%	2H09: 100%	2H09: 80.15%
Anders
Gustafsson	20%	80%
Michael
Smiley	20%	80%
Philip
Gerskovich	20%	80%
Hugh
Gagnier	20%	60%	20%
William
Walsh	20%	20%		15%	30%	15%
____________________

*
The annual financial performance period, which could have resulted in an award payout of greater than 100%, is not portrayed since Zebra did not achieve its targeted level of performance for this measure in 2009; Zebra’s income from operations measure for the first semi-annual performance period represented company consolidated income from operations and for the second semi-annual performance period consisted of SPG plus ZES income from operations results weighted at 85%, and Zebra’s corporate income from operations (corporate expense) weighed at 15%, as defined in the table below.

The target annual cash incentive awards that would be payable to each executive officer under the 2009 ZIP is calculated as a percentage of the officer’s base salary earned during the calendar year. Each officer’s target incentive percent is set forth in his respective employment agreement, with Mr. Gustafsson’s target incentive percent equal to 100% of his base salary. Generally, the target percent is higher for officers in more senior positions and who have more responsibility. The Committee has discretion to increase each officer’s target percent, although it did not do so for 2009. The financial component definitions and target objectives, as well as the minimum, target, maximum and actual results are reflected in the following three tables:

Definitions and Targets of Financial Component Measures

Performance		1st Semi-Annual	2nd Semi-Annual
Measure	Definition	Period Target	Period Target
Income from Operations1	Income from operations for the applicable period, adjusted to remove non-recurring charges and for acquisitions, of the company (on a consolidated basis) or SPG or ZES, as applicable. 2	Zebra: $48,000M SPG: $87,700M	Zebra: $67,100M SPG: $74,500M ZES: ($7,400M)
Corporate Expense	Company income from operations for the applicable period, excluding unit income from operations for the applicable period.	N/A	($27,600M)
ZES Revenue	ZES revenue for the applicable period as defined by Generally Accepted Accounting Principles (GAAP).	$44,600M	$37,600M
ZES Adjusted EBITDA	Adjusted EBITDA = ZES income from operations + ZES amortization + ZES depreciation + ZES equity based award expense	$800K	($640K)
ZES Total Bookings	Total ZES bookings during the applicable period after any allocations for GAAP Vendor Specific Objective Evidence calculations.	$42,100M	$33,200M
Return on Invested Capital	Net Operating Profit After Tax (NOPAT) divided by Invested Capital where (1) NOPAT = Income from Operations x (1-budgeted tax rate) and (2) Invested Capital = total assets, less cash and cash equivalents, current and long-term investments and marketable securities, and non-interest-bearing current liabilities, and which is calculated as the average Invested Capital reflected on five balance sheets (end of Q4 2008 and each of Q1-Q4 2009).	15.00% (annual measure)	15.00% (annual measure)
____________________

1	Zebra’s income from operations measure for the first semi-annual performance period represented company consolidated income from operations and for the second semi-annual performance period consisted of SPG plus ZES income from operations results weighted at 85%, and Zebra’s corporate income from operations (corporate expense) weighed at 15%; annual income from operations target was $116,900M.

2	Non-recurring charges specifically include such expense items as (i) One-time charges, non-operating charges or expenses incurred that are not under the control of operations management, as ratified by the Committee; (ii) restructuring expenses; (iii) exit expenses; (iv) integration expenses; (v) Board of Directors project activities (e.g.: director searches); or (vi) gains or losses on the sale of assets; (vii) acquired in-process technology or; (viii) impairment charges. The above list is not exhaustive and is meant to represent examples of the kind of expenses typically excluded from the calculations of Income from Operations. The Committee shall make all determinations regarding the exclusion of specific items from the performance measure for a semi-annual financial performance period. Acquisitions: generally, for the first quarter beginning at least six months after an acquisition closes, the financial targets will be adjusted to incorporate the acquired company’s budget or financial plan. The reported financial performance will also be adjusted to include the acquired company’s actual performance the first quarter beginning at least six months after an acquisition closes.

Performance Levels Required To Receive a Cash Incentive Award as a Percent of Target Performance

Performance	1st Semi-Annual	1st Semi-Annual	2nd Semi-Annual	2nd Semi-Annual
Measure	Period Minimum	Period Maximum	Period Minimum*	Period Maximum
Income from	Performance: 75%	Performance: 100%	Performance:	Performance:
Operations	Award: 0%	Award: 100%	SPG: 91%=4% award	SPG: 143%=100% award
			ZES: 90%=4% award	ZES: 149%=100% award
			Zebra: 89%=4% award	Zebra: 153%=100% award
Corporate Expense	N/A	N/A	Performance: 92%	Performance: 143%
			Award: 4%	Award: 100%
ZES Revenue	Performance: 75%	Performance: 100%	Performance: 75%	Performance: 144.1%
	Award: 0%	Award: 100%	Award: 4%	Award: 100%
ZES EBITDA	Performance: 75%	Performance: 100%	Performance: 75%	Performance: 144.1%
	Award: 0%	Award: 100%	Award: 4%	Award: 100%
ZES Total Bookings	Performance: 75%	Performance: 100%	Performance: 75%	Performance: 144.1%
	Award: 0%	Award: 100%	Award: 4%	Award: 100%
Annual financial	Performance: 100%*	Performance: 120%*	Performance: 100%*	Performance: 120%*
component if annual	Award: 100%	Award: 200%	Award: 100%	Award: 200%
performance at or
exceeds 100%
Return on Invested	Performance: 75%	Performance: 120%	Performance: 75%	Performance: 120%
Capital annual	Award: 0%	Award: 200%	Award: 0%	Award: 200%
measure
____________________

*	Performance below thresholds resulting in a 4% award results in 0% award for that measure; the annual measure is based on the annual objective established during the first quarter of 2009.

Cash Incentive Award as a Percentage
of Base Salary Earned in 2009

NEO	Minimum	Target	Maximum	Actual %	Actual $
Anders Gustafsson	0%	100%	200%	20.92%	$146,468
Michael Smiley	0%	50%	100%	10.46%	$29,503
Philip Gerskovich	0%	50%	100%	10.46%	$39,546
Hugh Gagnier	0%	45%	90%	10.11%	$34,828
William Walsh	0%	50%	100%	39.65%	$129,634

     The amount of each NEO’s actual incentive award under the 2009 ZIP depended upon the level of attainment of his financial and individual performance objectives for the year. Pursuant to the employment agreement for Mr. Walsh, his annual cash incentive award was guaranteed to be no less than 50% of his base salary earnings ($163,461) for the first semi-annual performance period. We believe the 2009 incentive award amounts are fair in light of the 2009 economy. The incentive award amounts are significantly below target, but are appropriately aligned with our financial results which also performed below the targeted objective.

     Long-Term Equity Awards Component: The Committee believes it is important that all of our executive officers are incented to create stockholder value over a long-term investment horizon. With the assistance of The Delves Group providing market compensation data from our peer group and the general industry regarding the level and mix of equity awards, we shifted our focus in recent years from providing only stock options to using a variety of equity vehicles. This shift in practice allowed us to develop compensation packages based upon changing business conditions and accounting practices in order to attract, retain, motivate and reward our employees.

     2009 Equity Grant: Compensation market data was presented by The Delves Group at the median and 75th percentile levels, and included equity pay mix data. This market compensation data was presented as a market consensus (weighted average of all sourced market data) for each executive officer, including Mr. Gustafsson. The market data reflected that our executive officers’ equity compensation ranged from 47% below to 23% above market median, and as a collective group averaged 14.8% below market median. The market data indicated that Mr. Gustafsson’s equity grant was 42% below market median. Utilizing The Delves Group information for the executive officers, Mr. Gustafsson then recommended to the Committee a total equity award dollar value for each executive officer, except for himself, based upon the market compensation data and factors similar to those described under the Base Salary Component. The Committee considered the same factors, including Mr. Gustafsson’s recommendations, before making its final equity grant determination on a subjective basis. With respect to Mr. Gustafsson’s total equity award dollar value, the Committee consulted directly with The Delves Group and considered the same factors it considered in determining the total equity award dollar values for the other executive officers.

     For 2009, the Committee determined an equity grant dollar value for each executive officer and converted that value to a number of shares as reflected below. This value was granted in the form of time-vesting stock appreciation rights and time-vesting restricted shares of common stock, allocated at approximately 50% to each of these equity grant vehicles. The Committee believes these two equity vehicles will most appropriately motivate Mr. Gustafsson and our executive officers for attaining company growth while reducing the risk of a company value decline because of the economic interest of each executive officer in restricted stock. Equity awards are also intended to provide a significant retention incentive for Mr. Gustafsson and our executive officers. In determining this mix of stock appreciation rights and restricted stock, the Committee based its decision on the equity grant practices of other comparable companies as presented by The Delves Group. The 2009 grant date fair value for each NEO is summarized in the table below. In addition, Mr. Walsh commenced employment on January 5, 2009. In connection with his commencement of employment, Mr. Walsh was granted 21,945 non-qualified stock options with an exercise price of $20.74 and 8,197 shares of restricted stock with an aggregate grant date fair value of $353,905.

     Stock Appreciation Rights Share (SARs) Calculation and Terms: In calculating the number of time-vesting stock appreciation rights shares, we divided the grant dollar value of the equity award by a fair value determined by using the binomial method multiplied by an estimated per share price of our common stock on the grant date. The actual base price was set using the closing price of our common stock on the grant date. Consistent with the 2008 annual equity grant award terms for stock options, the Committee determined that the stock appreciation rights awards would vest 25% on the anniversary of the grant date, or each May 7 beginning 2010, and would expire on May 7, 2019.

     The number of SARs granted to each NEO on May 7, 2009 is summarized in the table below and is based on the closing price of our common stock on the grant date.

     Restricted Stock Share Calculation and Terms: In calculating the number of time-vesting restricted shares, we divided the grant dollar value of the equity award by an estimated per share price of our common stock on the grant date. The actual value was set using the closing price of our common stock on the grant date. In order to provide a significant long-term perspective and retention incentive, the Committee determined that the restricted stock awards would vest 100% on May 7, 2012, the third anniversary date of the grant.

2009 Annual Equity Grant

			Number of Restricted
NEO	Grant Date Fair Value	Number of SARs	Shares
Mr. Gustafsson	$1,788,700	115,000	45,000
Mr. Smiley	$442,838	29,122	10,878
Mr. Gagnier	$442,838	29,122	10,878
Mr. Gerskovich	$332,122	21,842	8,158
Mr. Walsh	$221,419	14,561	5,439

     Employee Benefits Component: Our executive officers are also eligible to participate in various benefit programs offered generally to Zebra’s U.S. salaried employees, such as our health plans and group disability and life insurance plans. We also provide a 401(k) plan to eligible employees, and also provide a non-qualified deferred compensation plan for highly compensated employees. We generally do not provide perquisites, nor do we provide other long-term compensation plans, supplemental executive retirement plans or a defined benefit pension plan. For 2009, in light of the then uncertain economic conditions, we took a number of cost-savings actions to reduce total compensation expenses. In addition to freezing base salaries as described above, we also reduced our Company matching 401(k) contributions, eliminated our 2009 profit-sharing contribution, and reduced the discount percentage on our employee stock purchase plan for all employees, including the executive officers.

   Our Executive Officer Employment Agreements
     Each executive officer has an employment agreement addressing matters such as compensation (including base salary, annual cash incentive awards, long-term equity awards and employee benefit), termination of employment, non-competition and/or non-solicitation provisions. We believe that providing an employment agreement facilitates the attraction of high performing and high potential executive officers by providing them a minimum level of total compensation. We also believe the employment agreements provide a minimum level of assurance in the event of a termination of employment in connection with a change in control, for good reason by the executive officer, or by Zebra without cause, as defined in each executive officer’s employment agreement and summarized under Executive Compensation – Employment Agreements.

     The various components of total compensation as reflected within the employment agreements are reviewed on an annual basis by the Committee as described within this Compensation Discussion and Analysis. All other provisions of the employment agreements are established at the onset of the employee being named an executive officer and are reviewed and updated on an as needed basis.

     Specific to the non-compete and/or non-solicitation provisions, we believe these provisions align with our desire to protect the company and the stockholders from negative actions that could be caused by an executive officer after termination who joins a competitor and engages in activities that could result in competitive harm to Zebra or our customers.

     We believe that the severance amounts as reflected under Potential Payments upon Termination of Employment are fair and reasonable in order to allow the executive officer to transition from Zebra with minimal disruption to our overall business and, in the event of a termination of employment in connection with a change in control, in order to ensure that the executive officer performs his or her duties and responsibilities to facilitate a transition of the business to any acquirer.

   Tax Effects
     Compliance with Section 162(m). The Committee generally intends for all compensation paid to our NEOs to be tax deductible to Zebra pursuant to Section 162(m) of the Internal Revenue Code. Section 162(m) provides that compensation paid to NEOs in excess of $1,000,000 cannot be deducted for federal income tax purposes unless such compensation is performance-based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by our stockholders. However, if in the judgment of our Committee, the benefits to Zebra of a compensation program that does not satisfy the conditions of Section 162(m) outweigh the costs to Zebra of the failure to satisfy these conditions, the Committee may adopt such a program.

Executive Compensation

     The following table summarizes the compensation earned during 2009, 2008 and 2007 by our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2009. We refer to these five executive officers as the named officers.

SUMMARY COMPENSATION TABLE

						Non-equity	All Other
Name and				Stock	Option	Incentive Plan	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(1)	Compensation ($)	($)(2)	Total ($)
Anders Gustafsson	2009	700,000	0	880,200	908,500	146,468	14,748	2,649,916
Chief Executive	2008	700,000	0	0	1,226,700	151,970	33,297	2,111,967
Officer	2007	212,692	212,692	1,303,155	3,314,027	0	31,862	5,074,428
Michael Smiley	2009	282,000	0	212,774	230,064	29,503	4,542	758,883
Chief Financial	2008	181,131	16,564	162,041	164,619	19,662	44,940	588,957
Officer
Philip Gerskovich	2009	378,000	0	159,570	172,552	39,546	4,542	754,210
Senior Vice	2008	374,715	0	181,831	197,362	40,233	10,676	804,817
President,	2007	361,115	29,576	0	138,085	6,536	10,650	545,962
Corporate
Development
Hugh Gagnier	2009	344,500	0	212,774	230,064	34,828	4,840	827,006
Senior Vice	2008	334,244	0	181,831	197,362	35,111	9,214	757,762
President,	2007	321,294	5,921	0	132,916	81,898	9,199	551,228
Operations,
Specialty Printing
Group
William Walsh,	2009	326,923	81,731	276,393	298,931	47,903	4,542	1,036,423
Senior Vice
President, General
Manager, Zebra
Enterprise
Solutions (3)
____________________

(1)	The amounts reflect the aggregate grant date fair value of awards during 2009 of restricted stock and stock appreciation rights, and awards of restricted stock and stock options during 2008 and 2007. Please see Note 4, “Equity-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of assumptions made in calculating grant date fair value.

(2)	All other compensation for 2009 consists of 401(k) matching contributions (Mr. Gustafsson - $4,287; Mr. Smiley - $4,287; Mr. Gerskovich - $4,287; Mr. Gagnier - $4,585; and Mr. Walsh - $4,287), life insurance premiums (Mr. Gustafsson - $244; Mr. Smiley - $255; Mr. Gerskovich - $255; Mr. Gagnier - $255; and Mr. Walsh - $255), and relocation assistance (Mr. Gustafsson - $10,217).

(3)	Mr. Walsh commenced employment on January 5, 2009. Zebra guaranteed 50% of Mr. Walsh’s base salary earnings for the first half of 2009 in the form of a bonus.

GRANTS OF PLAN-BASED AWARDS IN 2009(1)
					All Other
					Options
		Estimated Possible Payouts			Awards,
		Under		All Other Stock	Number of	Exercise or	Grant Date
		Non-Equity Incentive Plan		Awards:	Securities	Base Price of	Fair Value of
		Awards(2)		Number of	Underlying	Option	Stock
				Shares of	Options	Awards	and Option
Name	Grant Date	Target($)	Maximum ($)	Stock (#)(3)	(#)(4)	($/Sh)(5)	Awards ($)
Anders Gustafsson	2/12/09	700,000	1,400,000
	5/7/09			45,000			880,200
	5/7/09				115,000	19.56	908,500
Michael Smiley	2/12/09	141,000	282,000
	5/7/09			10,878			212,774
	5/7/09				29,122	19.56	230,064
Philip Gerskovich	2/12/09	189,000	378,000
	5/7/09			8,158			159,570
	5/7/09				21,842	19.56	172,552
Hugh Gagnier	2/12/09	152,100	304,200
	5/7/09			10,878			212,774
	5/7/09				29,122	19.56	230,064
William Walsh	2/12/09	170,000	340,000
	1/5/09			8,197			170,006
	1/5/09				21,945	20.74	183,899
	5/7/09			5,439			106,387
	5/7/09				14,561	19.56	115,032
____________________

(1)	See “Compensation Discussion and Analysis” for additional discussion of Zebra’s 2009 annual incentive plan and equity awards.

(2)	The amounts in this column represent potential earnings under the 2009 annual incentive plan. The target and maximum amounts are based on a percentage of salary earned. The minimum annual incentive award is $0. The actual amounts earned are reported in the summary compensation table.

(3)	Represents shares of restricted stock granted on May 7, 2009 under the 2006 Incentive Compensation Plan. These awards vest 100% three years after the grant date. Dividends are not paid on our common stock. The vesting of these awards is accelerated upon the termination of employment by reason of death, disability, resignation for Good Reason, termination by Zebra without Cause, or upon a change in control.

(4)	These stock awards represent the number of shares underlying stock options and SARs granted under the 2006 Incentive Compensation Plan. Stock options and SARs become exercisable in 25% increments on each of the first four anniversaries of the date of grant and expire on the tenth anniversary of the grant date. For stock options and SARs, upon the termination of employment (i) by reason of death or disability, the unvested portion will vest and the stock option or SAR will remain exercisable for one year; (ii) upon retirement, any unexercised vested portion will remain exercisable for one year; (iii) upon termination for cause, the stock option or SAR will be forfeited; (iv) upon termination for any other reason, any unexercised vested portion will remain exercisable for 90 days if terminated by Zebra and 30 days if terminated by the named officer; and (v) in the event of a change in control, the unvested portion will vest and the stock option or SAR will remain exercisable until the expiration date. Change in control is summarized under “Employment Agreements” below.

(5)	The base price equals the closing market price of our common stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market
			Equity			Number		Number	or Payout
			Incentive			of		of	Value of
			Plan			Shares	Market	Unearned	Unearned
			Awards:			or	Value of	Shares,	Shares,
	Number of	Number of	Number of			Units of	Shares or	Units or	Units or
	Securities	Securities	Securities			Stock	Units of	Other	Other
	Underlying	Underlying	Underlying			That	Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option		Have	That	That	That
	Options/SARs	Options/SARs	Unearned	Exercise	Option	Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)(3)	($)(2)
Anders Gustafsson (4)
9/4/2007	37,500	37,500		$36.80	9/4/2017
9/4/2007 (5)			42,188	$36.80	9/4/2017
9/4/2007								14,062	$398,658
4/24/2008	22,500	67,500		$36.49	4/24/2018
5/7/2009	0	115,000		$19.56	5/7/2019
5/7/2009						45,000	$1,275,750
Michael Smiley (6)
5/1/2008	2,925	8,775		$37.67	5/1/2018
5/1/2008								1,875	$ 53,156
5/7/2009	0	29,122		$19.56	5/7/2019
5/7/2009						10,878	$308,391
Philip Gerskovich (7)
3/10/2005	22,339	7,447		$50.36	3/10/2015
2/6/2006	12,109	10,959		$43.35	2/6/2016
4/25/2007	4,848	4,849		$41.25	4/25/2017
4/24/2008	3,620	10,860		$36.49	4/24/2018
4/24/2008								2,272	$ 64,411
5/7/2009	0	21,842		$19.56	5/7/2019
5/7/2009						8,158	$231,279
Hugh Gagnier (8)
2/17/2000	45,000	0		$26.95	3/3/2010
2/14/2001	11,250	0		$18.17	2/14/2011
2/8/2002	56,250	0		$21.62	2/8/2012
2/11/2003	29,250	0		$25.23	2/11/2013
2/11/2004	10,500	0		$47.12	2/11/2014
2/7/2005	7,264	2,422		$51.62	2/7/2015
2/6/2006	2,604	2,356		$43.35	2/6/2016
4/25/2007	4,666	4,668		$41.25	4/25/2017
4/24/2008	3,620	10,860		$36.49	4/24/2018
4/24/2008								2,272	$ 64,411
5/7/2009	0	29,122		$19.56	5/7/2019
5/7/2009						10,878	$308,391
William Walsh (9)
1/5/2009	0	21,945		$20.74	1/5/2019
1/5/2009						8,197	$232,385
5/7/2009	0	14,561		$19.56	5/7/2019
5/7/2009						5,439	$154,196
____________________

(1)	These restricted stock awards vest three years after the grant date.

(2)	The market value is based on the $28.35 closing price of our common stock on The NASDAQ Stock Market on December 31, 2009.

(3)	Represents the number of restricted shares that will vest upon achievement of the minimum total stockholder return level during the five-year period ending September 4, 2012.

(4)	The option granted on September 4, 2007 will vest with respect to 18,750 shares on each of September 4, 2010 and 2011; the option granted on April 24, 2008, will vest with respect to 22,500 shares on each of April 24, 2010, 2011 and 2012; and the stock appreciation right (“SAR”) granted on May 7, 2009, will vest with respect to 28,750 rights on each of May 7, 2010, 2011, 2012 and 2013.

(5)	Represents the number shares with respect to which the option will vest upon achievement of a minimum total stockholder return level.

(6)	The option granted on May 1, 2008, will vest with respect to 2,925 shares on each of May 1, 2010, 2011 and 2012; and the SAR granted on May 7, 2009, will vest with respect to 7,280 rights on each of May 7, 2010 and 2011 and with respect to 7,281 rights on each of May 7, 2012 and 2013.

(7)	The option granted on March 10, 2005, vested with respect to 7,447 shares on March 10, 2010; the option granted on February 6, 2006 vested with respect to 5,191 shares on February 6, 2010 and will vest with respect to 5,768 shares on February 6, 2011; the option granted on April 25, 2007, will vest with respect to 2,424 shares on April 25, 2010, and 2,425 shares on April 25, 2011; the option granted on April 24, 2008, will vest with respect to 3,620 shares on each of April 24, 2010, 2011 and 2012; and the SAR granted on May 7, 2009, will vest with respect to 5,460 rights on each of May 7, 2010 and 2011 and with respect to 5,461 rights on each of May 7, 2012 and 2013.

(8)	The option granted on February 7, 2005, vested with respect to 2,422 shares on February 7, 2010; the option granted on February 6, 2006, vested with respect to 1,116 shares on February 6, 2010, and will vest with respect to 1,240 shares on February 6, 2011; the option granted on April 25, 2007, will vest with respect to 2,334 shares on each of April 25, 2010 and April 25, 2011; the option granted on April 24, 2008, will vest with respect to 3,620 shares on each of April 24, 2010, 2011 and 2012; and the SAR granted on May 7, 2009 will vest with respect to 7,280 rights on each of May 7, 2010 and 2011 and with respect to 7,281 rights on each of May 7, 2012 and 2013.

(9)	The option granted on January 5, 2009, vested with respect to 5,486 shares on January 5, 2010, and will vest with respect to 5,486 shares of each of January 5, 2011 and 2012 and with respect to 5,487 shares on January 5, 2013; and the SAR granted on May 7, 2009 will vest with respect to 3,640 rights on each of May 7, 2010, 2011 and 2012 and with respect to 3,641 rights on May 7, 2013.

Option Exercises and Stock Vested

     None of the named officers exercised any options or stock appreciation rights in 2009 and no awards of restricted stock vested in 2009.

Non-Qualified Deferred Compensation

     Pursuant to Zebra’s non-qualified deferred compensation plan, a named officer may defer, on a pre-tax basis, up to 80% of his base salary and annual incentive award. Deferred compensation balances are credited with gains or losses which mirror the performance of benchmark investment funds available under the plans and selected by the participant. All credited amounts are unfunded general obligations of Zebra, and participants have no greater rights to payment than any unsecured general creditor of Zebra.

     The value of a participant’s account changes based upon the performance of the selected benchmark. Account balances are paid either in a lump sum or in annual installments. The plans permit payment upon, among other things, a termination of employment and a change of control of Zebra. Zebra does not make contributions to the plans, but pays the costs of administration.

     The table below reflects the funds available under the plan in which the named officers’ accounts had investment balances as of December 31, 2009, as well as the funds’ 2009 rates of return.

Fund Name	2009 Rate of Return
T. Rowe Price Prime Reserve	0.19%
T. Rowe Price Retirement 2020	34.19%
T. Rowe Price Growth Stock	43.25%

     The table below sets forth information regarding the named officers’ participation in the plan in 2009. The participants’ earnings on their deferred amounts were not reported in the summary compensation table.

Nonqualified Deferred Compensation for 2009

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year	Year	Distributions	Year-End
Name	($)	($)	($)	($)	($)
Anders Gustafsson	0	0	0	0	0
Michael C. Smiley	42,300	0	8,977	0	51,277
Philip Gerskovich	0	0	0	0	0
Hugh K. Gagnier	0	0	7,515	0	26,998
William Walsh	0	0	0	0	0

Employment Agreements

     Zebra has employment agreements with each of the named officers. Mr. Gustafsson’s employment agreement is substantially the same as the agreements of Messrs. Gerskovich, Gagnier, Walsh and Smiley, except as described below.

     Messrs. Smiley, Gerskovich, Gagnier, and Walsh. Messrs. Smiley, Gerskovich, Gagnier, and Walsh are entitled to annual base salaries and are eligible to earn targeted annual incentive awards under Zebra’s annual incentive plan. Eligibility to receive equity compensation is determined in the sole discretion of the Compensation Committee.

     If the officer terminates his employment for good reason or Zebra terminates his employment without cause and under circumstances other than death or disability, he will be entitled to (i) one-year continuation of base salary; (ii) a pro rata portion of his annual incentive for the year in which his employment terminates, if the incentive otherwise would have been earned; (iii) any unpaid previously earned annual incentive; (iv) a payment equal to 100% of his target annual incentive for the year in which his employment terminates; (v) outplacement services not to exceed $32,000; and (vi) the continuation of coverage under Zebra’s medical and dental insurance plans, with Zebra contributing to the cost of such coverage at the same rate Zebra pays for health insurance coverage for its active employees under its group health plan, until the earlier of (a) one year after the date of termination, or (b) the officer becoming eligible for coverage under another group health plan that does not impose preexisting condition limitations. “Cause” includes the commission, indictment or conviction of a felony or misdemeanor involving fraud or dishonesty; a material breach of the employment agreement; willful or intentional misconduct, gross negligence, or dishonest, fraudulent or unethical behavior; failure to materially comply with a direction of the Board; or breach of fiduciary duty to Zebra.

     If the officer terminates his employment for good reason or Zebra terminates his employment without cause, and the termination occurs within 120 days immediately preceding or one year following a “change in control,” then the officer will be entitled to all compensation and benefits set forth in the immediately preceding paragraph, except that the officer will receive a payment equal to two times his base salary in lieu of one-year salary continuation, plus two times his target annual incentive in lieu of one times, which payment would be payable within 60 days following the later of the change in control or termination. A “change in control” includes (1) an acquisition by a person or group of 35% or more of Zebra’s common stock; (2) a change in a majority of the Board within a 24-month period; (3) the approval by our stockholders of a complete liquidation or dissolution of Zebra; or (4) the consummation of a reorganization, merger or consolidation of Zebra or sale or other disposition of all or substantially all of the assets of Zebra. “Good Reason” includes a demotion to a lesser position or assignment of duties materially inconsistent with the officer’s position, status or responsibilities; a material breach by Zebra of the employment agreement; or a decrease in base salary (unless applied proportionally).

     If payments or benefits exceed the threshold under Section 4999 of the Internal Revenue Code and an excise tax becomes due, the officer would be entitled to a gross-up payment such that, after payment by him of all applicable taxes and excise taxes, he retains an amount equal to the amount he would have retained had no excise tax been imposed; provided, that if the threshold under Section 4999 is exceeded by 10% or less, the total payments he would be entitled to would be reduced so that no excise tax would be due.

     Each officer is bound by non-competition and non-solicitation provisions until two years following his termination, except Messrs. Gagnier and Walsh are bound for one year following termination. Each officer has agreed to confidentiality covenants during and after employment.

     Mr. Gustafsson. Mr. Gustafsson entered into his employment agreement when he was hired as Zebra’s CEO in 2007. The agreement provides for an initial base salary of $700,000, a target annual incentive equal to 100% of his salary and a maximum annual incentive equal to 200% of his salary.

     Mr. Gustafsson’s agreement also provides (i) for payment of relocation costs; (ii) any decrease in Mr. Gustafsson’s salary permits him to terminate his employment for good reason; and (iii) if Mr. Gustafsson terminates his employment for good reason or Zebra terminates his employment without cause and under circumstances other than death or disability, he will not receive outplacement services, the unvested portion of non-performance-based equity awards will vest immediately, the continuation of his salary will be for a period of two years, and, unless it is otherwise terminated, the continuation of healthcare coverage will be for a period of two years.

Potential Payments upon Termination of Employment or Change in Control

     Described below are the potential payments and benefits to which the named officers would be entitled from Zebra under their employment agreements, their equity award agreements, and Zebra’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2009. Amounts actually received would vary based on factors such as the date on which a named officer’s employment terminates and the price of our common stock. The tables exclude payments and benefits that are provided on a non-discriminatory basis to full-time salaried employees, such as accrued salary and vacation pay.

Death, Disability, Retirement or Voluntary Resignation
				Accelerated	Accelerated
	Salary	Incentive	Earned	Options and	Restricted
Name	Severance ($)	Severance ($)	Incentive ($)(1)	SARs ($)(2)	Stock ($)(3)	Total ($)(4)
Anders Gustafsson	0	0	700,000	1,010,850	1,275,750	2,986,600
Michael C. Smiley	0	0	141,000	255,982	308,391	705,373
Philip Gerskovich	0	0	189,000	191,991	231,279	612,270
Hugh K. Gagnier	0	0	152,100	255,982	308,391	716,473
William Walsh	0	0	170,000	294,993	386,581	851,574
____________________

(1)	Under the 2009 Incentive Plan, all participants are entitled to a pro rata portion of any earned annual incentive award amount through the date of termination in the event of termination by reason of death or disability. The amount assumes full achievement of all financial and individual performance goals applied against the named officer’s target incentive.

(2)	In the event of a termination of employment upon death or disability, the vesting of in-the-money options and SARs would be accelerated as follows: Mr. Gustafsson – 115,000 SARs; Mr. Smiley – 29,122 SARs; Mr. Gerskovich – 21,842 SARs; Mr. Gagnier – 29,122 SARs; and Mr. Walsh – 21,945 options and 14,561 SARs. The amounts reflect the difference between the exercise price of each option or SAR and the $28.35 closing price of our common stock on The NASDAQ Stock Market on December 31, 2009.

(3)	Restricted stock awards granted in 2009 have accelerated vesting in the event of termination by reason of death or disability. The amounts reflect the $28.35 closing price of our common stock on The NASDAQ Stock Market on December 31, 2009, for the following number of shares of restricted stock: Mr. Gustafsson – 45,000 shares; Mr. Smiley – 10,878 shares; Mr. Gerskovich – 8,158 shares; Mr. Gagnier – 10,878 shares; and Mr. Walsh – 13,636 shares.

(4)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above.

Termination by Zebra other than for Cause or by Officer for Good Reason
						Medical,
	Salary	Incentive	Earned		Accelerated	Dental,
	Severance	Severance	Incentive	Accelerated	Restricted	Outplacement
Name	($)(1)	($)(1)	($)(2)	SARs ($)(3)	Stock ($)(4)	($)(5)	Total ($)(6)
Anders Gustafsson	1,400,000	700,000	700,000	1,010,850	1,275,750	12,227	5,098,827
Michael C. Smiley	282,000	141,000	141,000	0	308,391	42,670	915,061
Philip Gerskovich	378,000	189,000	189,000	0	231,279	38,850	1,026,129
Hugh K. Gagnier	338,000	152,100	152,100	0	308,391	42,670	993,261
William Walsh	340,000	170,000	170,000	0	386,581	43,835	1,110,416
____________________

(1)	The named officers are entitled to severance equal to salary for one year and one times target incentive, except Mr. Gustafsson, who is entitled to salary for two years and one times target incentive.

(2)	The named officers are entitled to a pro rata portion of any earned annual incentive through the date of termination. The amount assumes full achievement of all financial and individual performance goals applied against the named officer’s target incentive.

(3)	Mr. Gustafsson’s employment agreement provides that time-vested equity awards will accelerate vesting in the event Zebra terminates Mr. Gustafsson’s employment without Cause or Mr. Gustafsson resigns for Good Reason. At December 31, 2009, 115,000 in-the-money SARs would have accelerated vesting.

(4)	Restricted stock awards granted in 2009 have accelerated vesting in the event of termination by Zebra without Cause or termination by the named officer for Good Reason. The amounts reflect the $28.35 closing price of our common stock on The NASDAQ Stock Market on December 31, 2009 for the following number of shares of restricted stock: Mr. Gustafsson – 45,000 shares; Mr. Smiley – 10,878 shares; Mr. Gerskovich – 8,158 shares; Mr. Gagnier – 10,878 shares; and Mr. Walsh –13,636 shares.

(5)	The named officers are entitled to healthcare and dental coverage for up to one year and outplacement services with a value up to $32,000, except Mr. Gustafsson, who is entitled to healthcare and dental coverage for up to two years, but no outplacement services.

(6)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above.

Change in Control: Termination by Zebra other than for Cause or by Officer for Good Reason (1)

						Medical,
	Salary	Incentive	Earned	Accelerated		Dental,	Excise Tax
	Severance	Severance	Incentive	Options and	Restricted	Outplacement	Gross Up
Name	($)(2)	($)(2)	($)(3)	SARs ($)(4)	Stock ($)(5)	($)(6)	($)(7)	Total ($)(8)
Anders	1,400,000	1,400,000	700,000	1,010,850	2,232,563	12,227	1,732,657	8,488,297
Gustafsson
Michael	564,000	282,000	141,000	255,982	414,890	42,670	325,184	2,025,726
Smiley
Philip	756,000	378,000	189,000	191,991	385,900	38,850	365,247	2,304,988
Gerskovich
Hugh K.	676,000	304,200	152,100	255,982	463,012	42,670	0	1,893,964
Gagnier
William	680,000	340,000	170,000	294,993	386,581	43,835	367,219	2,282,628
Walsh
____________________

(1)	The named officers are entitled to the severance amounts and earned incentive award, if any, if Zebra terminates the named officers employment or the named officer terminates employment for good reason within 120 days before or one year after a change in control. The meanings of change in control and good reason are set forth under “Employment Agreements” above.

(2)	The named officers are entitled to severance equal to salary for two years and two times target incentive.

(3)	The named officers are entitled to a pro rata portion of any earned annual incentive through the date of termination. The amount assumes full achievement of all financial and individual performance goals applied against the named officer’s target incentive.

(4)	In the event of a change in control of Zebra, the vesting of in-the-money options and SARs would be accelerated as follows: Mr. Gustafsson – 115,000 SARs; Mr. Smiley – 29,122 SARs; Mr. Gerskovich – 21,842 SARs; Mr. Gagnier – 29,122 SARs; and Mr. Walsh – 21,945 options and 14,561 SARs. The amounts reflect the difference between the exercise price of each option or SAR and the $28.35 closing price of our common stock on The NASDAQ Stock Market on December 31, 2009.

(5)	The amounts reflect the $28.35 closing price of our common stock on The NASDAQ Stock Market on December 31, 2009 for the following number of shares of restricted stock: Mr. Gustafsson – 78,750 shares; Mr. Smiley – 15,378 shares; Mr. Gerskovich – 13,612 shares; Mr. Gagnier – 16,332 shares; and Mr. Walsh – 13,636 shares.

(6)	The named officers are entitled to healthcare and dental coverage for up to one year and outplacement services with a value up to $32,000, except Mr. Gustafsson, who is entitled to healthcare and dental coverage for up to two years, but no outplacement services.

(7)	Represents estimated tax gross ups on severance, accelerated options, SARs and restricted stock, and healthcare and dental benefits.

(8)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred compensation” above.

Equity Compensation Plan Information

     The following table provides information related to Zebra’s equity compensation plans as of December 31, 2009.

Number of
	Securities to be	Weighted-	Number of Securities
	Issued Upon	Average Exercise	Remaining Available for
	Exercise of	Price of	Future Issuance Under
	Outstanding	Outstanding	Equity Compensation
	Options,	Options,	Plans (Excluding
	Warrants and	Warrants	Securities
Plan Category	Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by
Security Holders	3,335,414 (1)	$33.37	3,192,385 (2)
Equity Compensation Plans Not Approved by
Security Holders	100,622 (3)	$13.14	0
Total	3,436,036	$32.78	3,192,385
____________________

(1)	Reflects shares of Zebra common stock issuable pursuant to outstanding options and stock appreciation rights under the 1997 Stock Option Plan, 2006 Incentive Compensation Plan and 2002 Non-Employee Director Stock Option Plan.

(2)	Reflects the number of shares available under the 2006 Incentive Compensation Plan (3,038,550 shares) and 2001 Stock Purchase Plan (153,835 shares). All of these shares are available for issuance other than upon the exercise of options or stock appreciation rights.

(3)	Reflects shares issuable pursuant to outstanding options under the WhereNet Corp. 1997 Stock Option Plan and Navis Holdings, LLC 2000 Option Plan. Consists of 34,637 shares available under the WhereNet Plan with an average weighted exercise price of $2.43, issuable upon the exercise of options granted by Zebra upon conversion of WhereNet options when Zebra acquired WhereNet Corp. Consists of 65,985 shares available under the Navis Plan with an average weighted exercise price of $18.76, issuable upon the exercise of options granted by Zebra upon conversion of Navis options when Zebra acquired Navis Holdings, LLC.

Compensation Committee Interlocks and Insider Participation

     Only independent directors served on the Compensation Committee during 2009. Dr. Potter is the Chair of the Compensation Committee, and Messrs. Keyser and Smith are members. None of them has ever been an officer or other employee of Zebra.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten percent stockholders to file reports of holdings and transactions in our common stock with the Securities and Exchange Commission. To our knowledge, all required reports were filed on time during 2009.

Stockholder Proposals and Other Business

     We expect the 2011 Annual Meeting of Stockholders to be held on or about May 19, 2011. To be considered for inclusion in our proxy materials for the 2011 annual meeting, a stockholder proposal must be received at our principal executive offices at 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069 by December 16, 2010. In addition, our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. A stockholder proposal or nomination intended to be brought before the 2011 annual meeting must be delivered to the Corporate Secretary no earlier than the close of business on January 15, 2011, and no later than the close of business on February 14, 2011. All proposals and nominations should be directed to our Corporate Secretary, Zebra Technologies Corporation, 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069.

     The Board and our management have not received notice of and are not aware of any business to come before the 2010 annual meeting other than the proposals we refer to in this proxy statement. If any other matter comes before the annual meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

     We have mailed our 2009 Annual Report to Stockholders in connection with this proxy solicitation, which includes our Annual Report on Form 10-K. If you would like another copy of our 10-K, excluding certain exhibits, please contact the Chief Financial Officer at the following address: Zebra Technologies Corporation, 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069.

ZEBRA TECHNOLOGIES CORPORATION 475 HALF DAY ROAD, SUITE 500 LINCOLNSHIRE, IL 60069
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Zebra in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M24078-P91859	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ZEBRA TECHNOLOGIES CORPORATION
				For	Withhold	For All
The Board of Directors recommends that you vote "FOR" the following:				All	All	Except
1.	Election of Directors			☐	☐	☐
Nominees:
	01)	Gerhard Cless	02)	Michael A. Smith
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following proposals:		For	Against	Abstain
2.	Proposal to ratify Ernst & Young LLP as Independent Auditors

Note: The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this Proxy is executed but no direction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the nominees for director, "FOR" the proposal to ratify Ernst & Young LLP as independent auditors, and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment thereof. This Proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of Zebra prior to the meeting or by filing with the Secretary of Zebra prior to the meeting a later-dated Proxy. If the undersigned is present and wants to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this Proxy by giving written notice of such revocation to the Secretary of Zebra on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Zebra called for May 20, 2010, and of the Proxy Statement for the Annual Meeting prior to the signing of this Proxy.		☐	☐	☐

For address changes and/or comments, mark here.	☐
(see reverse for instructions)

Please sign exactly as your name(s) appear hereon. When signing as attorney, executor, administrator, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in the full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 20, 2010: Zebra's Proxy Statement for the 2010 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2009, are available at: https://materials.proxyvote.com/989207.

M24078-P91859

ZEBRA TECHNOLOGIES CORPORATION
Revocable Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2010, AND AT ANY ADJOURNMENT THEREOF.

     The undersigned stockholder of Zebra Technologies Corporation, a Delaware corporation, hereby appoints Anders Gustafsson and Jim Kaput as proxies for the undersigned, and each of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders to be held at the Hilton Northbrook, 2855 N. Milwaukee Avenue, Northbrook, Illinois, on Thursday, May 20, 2010, at 10:30 a.m., Central Time, or any adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on May 20, 2010.

Zebra's Proxy Statement for the 2010 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2009, are available at: https://materials.proxyvote.com/989207.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

(Continued on reverse side)